Exhibit 10.1
Continental Resources, Inc.
Summary of Non-Employee Director Compensation
(Other Than Chairman of the Board)
Approved May 19, 2021
Effective as of May 19, 2021

Retainers

Non-employee directors of Continental Resources, Inc. (the “Company”), other than Mr. Hamm whose compensation is summarized on the following page, receive the following compensation as of the date indicated above:

•	An annual cash retainer of $97,000 per year;
•	The Lead Director is paid an additional annual retainer of $12,000;
•	There are no cash retainers or fees paid in connection with any non-employee director’s service on any of the Board committees, whether as a committee chairman or regular committee member.
Bill Berry and Shelly Lambertz who are directors and employees will not receive any of the retainers described above.

Equity-Based Compensation

On and after May 19, 2021, non-employee directors will receive grants of restricted stock which will vest on May 1, of the year following the grant date, pursuant to the terms of the Continental Resources, Inc. 2013 Long-Term Incentive Plan (the “2013 Plan”). The number of shares granted is at the discretion of the Board of Directors. The targeted grant value for annual non-employee director restricted stock grants is $212,500. The Company’s Board of Directors has adopted a common stock ownership requirement for non-employee directors. Each non-employee director is expected to own shares of the Company’s common stock with a market value equal to at least five times the base annual retainer. Until the common stock ownership guideline is achieved, each non-employee director is expected to retain 100% of the shares received as a result of restricted shares granted under the 2013 Plan and/or the Continental Resources, Inc. 2005 Long-Term Incentive Plan (the predecessor to the 2013 Plan). Shares owned directly by, or held in trust for, the non-employee director or his or her immediate family members residing in the same household and unvested restricted shares are included in the calculation of market value.

Continental Resources, Inc.
Summary of Chairman of the Board Director Compensation
Approved May 19, 2021
Effective as of May 19, 2021

On May 19, 2021, the Board of Directors of the Company approved the transition of Harold G. Hamm from his then current role as Executive Chairman, to Chairman of the Board, effective May 19, 2021. As a result of this change, Mr. Hamm’s status changed from an employee to a non-employee director.
In connection with this transition, the Board of Directors, based upon the recommendation of the Compensation Committee, set the compensation to be received by Mr. Hamm as follows: an annual retainer of $291,000 and an annual restricted stock award targeting a value of $637,500, vesting on May 1, of the year following the grant date. Mr. Hamm will also receive office space at the Company’s headquarters, administrative support, access to a personal automobile and use of the Company’s aircraft. The vesting of all shares awarded to Mr. Hamm as an employee (186,363 shares) was accelerated to May 19, 2021, in connection with the transition described above.

All restricted stock awards will be made under the 2013 Plan. Mr. Hamm is subject to the same common stock ownership requirement as the other non-employee directors.